Execution Copy

LOCAL PROGRAMMING AND MARKETING AGREEMENT

THIS LOCAL PROGRAMMING AND MARKETING AGREEMENT (this “Agreement”) is made as of February 11, 2014, between YMF Media New York LLC, a Delaware limited liability company, and YMF Media New York Licensee LLC, a Delaware limited liability company (collectively, “Licensee”), and Emmis Radio LLC, an Indiana limited liability company (“Programmer”).

Recitals

A.Licensee owns and operates the following radio stations (the “Stations”) pursuant to licenses issued by the Federal Communications Commission (“FCC”):

WBLS(FM), New York, New York
WLIB(AM), New York, New York

B.Licensee desires to obtain programming for the Stations, and Programmer desires to provide programming for broadcast on the Stations on the terms set forth in this Agreement.

C.Licensee (as seller) and Programmer (along with Emmis Radio License, LLC, as buyer) are parties to an Asset Purchase Agreement (the “Purchase Agreement”) of even date herewith with respect to the Stations. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Purchase Agreement.

Agreement

NOW, THEREFORE, taking the foregoing recitals into account, and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.Term. The term of this Agreement (the “Term”) will begin on the later of: (a) March 1, 2014, and (b) the date three (3) business days after HSR Clearance (the “Commencement Date”), provided, however, that, in the event that HSR Clearance is received less than three (3) business days prior to March 1, 2014, then the Commencement Date shall be March 1, 2014, and will continue until the Second Closing Date, unless earlier terminated in accordance with the terms of this Agreement (or extended by mutual written agreement).

2.Programming. During the Term, Licensee shall make available to Programmer all of the airtime on the Stations (including all of the primary and secondary program streams and ancillary uses) for programming provided by Programmer (the “Programs”) for broadcast twenty-four (24) hours per day, seven (7) days per week, excluding, at Licensee’s option, the period from 6:00 a.m. to 8:00 a.m. each Sunday morning (the “Broadcasting Period”). During the Term, Programmer will transmit the Programs to the Stations’ transmitting facilities and Licensee shall broadcast the Programs on the Stations, subject to the provisions of Section 5 below.

3.Advertising. During the Term, Programmer will be exclusively responsible for the sale of advertising on the Stations and for the collection of accounts receivable arising therefrom, and Programmer shall be entitled to all revenue of the Stations (including, without limitation, from the Stations’ websites, tower income and ancillary revenue). During the Term, Licensee shall not sell any advertising on the Stations, except as provided by Section 6(b) below.

4.Payments. For the broadcast of the Programs and the other benefits made available to Programmer pursuant to this Agreement, during the Term, Programmer will pay Licensee as set forth on Schedule A attached hereto. To the extent reasonably necessary to perform this Agreement, during the Term, Licensee shall provide Programmer with the benefits of any of the Stations’ programming contracts and lease agreements, and Programmer shall perform the obligations of Licensee thereunder, to the extent of the benefits received.

5.Control.

(a)Notwithstanding anything to the contrary in this Agreement, Licensee shall retain ultimate control over the operation of the Stations and over all persons working at the Stations during the Term. Licensee shall bear responsibility for the Stations’ compliance with the rules, regulations and policies of the FCC and all other applicable laws. Without limiting the generality of the foregoing, Licensee will: (i) employ a manager for the Stations, who will report to Licensee and will direct the day-to-day operations of the Stations, and who shall have no employment, consulting, or other relationship with Programmer, (ii) employ a second employee for the Stations, who will report and be solely accountable to the manager (the “Licensee Employees”), and (iii) retain control over the policies, programming and operations of the Stations.

(b)Nothing contained herein shall prevent Licensee from (i) rejecting or refusing programs which Licensee believes to be contrary to the public interest, or (ii) substituting programs which Licensee believes to be of greater local or national importance or which are designed to address the problems, needs and interests of the local communities. Licensee reserves the right to (x) refuse to broadcast any Program containing matter which violates any right of any third party, which constitutes a personal attack, or which does not meet the requirements of the rules, regulations, and policies of the FCC, (y) preempt any Program in the event of a local, state, or national emergency, or (z) delete any commercial announcements that do not comply with the requirements of the FCC’s sponsorship identification policy. If in any month Licensee preempts any Programs, Licensee shall refund to Programmer such portion of the monthly payment made to Licensee pursuant to Section 5 hereof as the total time preempted bears to the total amount of time in the Broadcasting Period for such month.

(c)Programmer shall cooperate with Licensee to ensure that EAS transmissions are properly performed in accordance with Licensee’s instructions. Each party shall deliver to the other a copy of any letters of complaint it receives with respect to the Stations and Licensee shall include such letters in the Stations’ public inspection files as appropriate.

6.Programs.

(a)    Licensee acknowledges that it is familiar with the type of programming Programmer currently produces or licenses and has determined that the broadcast of such programming on the Stations would serve the public interest. Notwithstanding the foregoing, Programmer agrees not to change the format of the Stations without the prior written consent of Licensee. Programmer shall ensure that the contents of the Programs conform to all FCC rules, regulations and policies in all material respects. Programmer shall consult with Licensee in the selection of the Programs to ensure that the Programs’ content contains matters responsive to issues of public concern in the local communities, as those issues are made known to Programmer by Licensee. Licensee acknowledges that its right to broadcast the Programs is non-exclusive and that ownership of or license rights in the Programs shall be and remain vested in Programmer.

(b)    Licensee shall oversee and take ultimate responsibility with respect to the provision of equal opportunities, lowest unit charge, and reasonable access to political candidates, and compliance with the political broadcast rules of the FCC. During the Term,
Programmer shall cooperate with Licensee as Licensee complies with its political broadcast responsibilities, and shall supply such information promptly to Licensee as may be necessary to comply with the political broadcasting provisions of the FCC’s rules, the Communications Act of
1934, as amended, and federal election laws. Programmer shall release advertising availabilities to Licensee during the Broadcasting Period as necessary to permit Licensee to comply with the political broadcast rules of the FCC; provided, however, that revenue received by Licensee as a result of any such release of advertising time shall promptly be remitted to Programmer.

(c)    During the Term, Licensee and Programmer will maintain music licenses with respect to the Stations and the Programs, as appropriate.

7.Expenses. Licensee will pay for the Stations’ employees contemplated by Section 5(a), maintenance of all studio and transmitter equipment and all other operating costs required to be paid to maintain the Stations’ broadcast operations in accordance with FCC rules and policies and applicable law, and all utilities supplied to its main studio and transmitter sites (subject to reimbursement by Programmer as provided on Schedule A). The Licensee Employees will be responsible for the broadcast transmission of the Programs (once received at its transmitter site) and Licensee will be responsible for the salaries, taxes, insurance and related costs for the Licensee Employees (subject to reimbursement by Programmer as provided on Schedule A).

8.Employees. Subject to the provisions of the Purchase Agreement, Programmer may employ all personnel of Licensee, other than Licensee Employees.

9.Call Signs. During the Term, Licensee will retain all rights to the call letters of the Stations or any other call letters which may be assigned by the FCC for use by the Stations, and will ensure that proper station identification announcements are made with such call letters in accordance with FCC rules and regulations. Programmer shall include in the Programs an announcement at the beginning of each hour of such Programs to identify such call letters, as well as any other announcements required by the rules and regulations of the FCC. Programmer is authorized to use such call letters in its Programs and in any promotional material in any media used in connection with the Programs.

10.Maintenance. During the Term, Licensee shall maintain the operating power of the Stations at the maximum level authorized by the FCC for the Stations and shall repair and maintain the Stations’ towers and transmitter sites and equipment in normal operating condition, ordinary wear and tear excepted.

11.Facilities. During the Term, Licensee shall provide Programmer access to and use of Licensee’s studio and office facilities located in the Stations’ market for purposes of performing this Agreement. When on Licensee’s premises, Programmer shall not act contrary to the terms of any lease for such premises or interfere with the business and operation of Licensee’s use of such premises.

12.Representations. Programmer and Licensee each represent and warrant to the other that (a) it has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, (b) it is in good standing in the jurisdiction of its organization and is qualified to do business in all jurisdictions where the nature of its business requires such qualification, (c) it has duly authorized this Agreement, and this Agreement is binding upon it, and (d) the execution, delivery, and performance by it of this Agreement does not conflict with, result in a breach of, or constitute a default or ground for termination under any material agreement to which it is a party or by which it is bound.

13.Purchase Agreement. This Agreement shall terminate automatically upon the Second Closing under the Purchase Agreement. This Agreement may be terminated by either party prior to the First Closing by written notice to the other in the event of any expiration or termination of the Purchase Agreement (an “Early Termination”). If there is an Early Termination, Programmer shall reconvey to Licensee the Purchased Assets which Programmer assumed prior to the First Closing under the Purchase Agreement (the “Pre-Closing Purchased Assets”), and Licensee shall assume the Pre-Closing Purchased Assets and reemploy those Station employees hired by Programmer in connection with the commencement of the Term. In connection therewith, Programmer and Licensee shall each execute such documents (including execution by Programmer of instruments of conveyance of the Pre-Closing Purchased Assets and execution by Licensee of instruments of assumption of the Pre-Closing Purchased Assets) as necessary or appropriate to give effect to such assignment and assumption.

14.Events of Default.

(a)    The occurrence of any of the following will be deemed an Event of Default by Programmer under this Agreement: (i) Programmer fails to observe or perform any obligation contained in this Agreement in any material respect; or (ii) Programmer breaches any representation or warranty made by it under this Agreement in any material respect.

(b)    The occurrence of the following will be deemed an Event of Default by Licensee under this Agreement: (i) Licensee fails to observe or perform any obligation contained in this

Agreement in any material respect; or (ii) Licensee breaches any representation or warranty made by it under this Agreement in any material respect.

(c)    Notwithstanding the foregoing, an Event of Default will not be deemed to have occurred until fifteen (15) calendar days after the non-defaulting party has provided the defaulting party with written notice specifying the Event of Default and such Event of Default remains uncured. Upon the occurrence of an Event of Default, and in the absence of a timely cure pursuant to this Section 14, the non-defaulting party may terminate this Agreement, effective immediately upon written notice to the defaulting party.

15.Indemnification. Programmer shall indemnify and hold Licensee harmless against any and all liability arising from the broadcast of the Programs on the Stations, including, without limitation, all liability for indecency, libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights or any other violation of third party rights or FCC rules or other applicable law. Programmer further agrees to indemnify Licensee against any petitions to deny, petitions for revocation, petitions for orders to show cause, or other challenges based upon Programmer’s Programs brought by parties unrelated to and unaffiliated with Licensee to the extent that such challenges rely upon Programmer’s programming, and agrees to indemnify Licensee for any damage to the Stations’ assets caused by Programmer. Licensee shall indemnify and hold Programmer harmless against any and all liability arising from the broadcast of Licensee’s programming on the Stations, including, without limitation, all liability for indecency, libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights or any other violation of third party rights or FCC rules or other applicable law. The obligations under this Section 15 shall survive any termination of this Agreement.

16.Assignment. Neither party may assign this Agreement without the prior written consent of the other party hereto, not to be unreasonably withheld; provided, however, that the parties acknowledge and agree that this Agreement shall, without the need for further consent of the parties, be assigned by Licensee to WBLS, LLC and WBLS Licensee, LLC pursuant to the Purchase Agreement upon the First Closing. The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.

17.Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal, or unenforceable under any applicable law, then so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby. The obligations of the parties under this Agreement are subject to the rules, regulations and policies of the FCC and all other applicable laws. The parties agree that Licensee may file a copy of this Agreement with the FCC, and that Licensee shall place a copy of this Agreement in the Stations’ public inspection files.

18.Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or electronic delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, or on the third (3rd) day after prepaid mailing by certified U.S. mail, return receipt requested, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Licensee, then to:             YMF Media New York LLC
395 Hudson Street, 7th Floor
New York, NY 10014
    Attention: Bill Cooper
Email: bcooper@ymfmediallc.com

with a copy (which shall not             Greenberg Traurig LLP
constitute notice) to:         Terminus 200
3333 Piedmont Road NE, Suite 2500
Atlanta, GA 30305
Attention: James S. Altenbach
Email: altenbachj@gtlaw.com

if to Programmer, then to:            Emmis Radio LLC
One EMMIS Plaza
40 Monument Circle, Suite 700
Indianapolis, IN 46204
Attention: J. Scott Enright
Email: legal@emmis.com

with a copy (which shall not             Edinger Associates PLLC
constitute notice) to:                 1875 I Street, NW, Suite 500
Washington, DC 20006
Attention: Brook A. Edinger
Email: bedinger@edingerlaw.net

19.Miscellaneous. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought. This Agreement is not intended to be, and shall not be construed as, an agreement to form a partnership, agency relationship, or joint venture between the parties. Neither party shall be authorized to act as an agent of or otherwise to represent the other party. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof. This Agreement (including the Schedule hereto) constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof.

20.Certifications. Licensee certifies that it maintains ultimate control over the
Stations’ facilities including, specifically, control over the Stations’ finances, personnel and programming. Programmer certifies that this Agreement complies with the provisions of 47 C.F.R. Sections 73.3555(a) and (c).

21.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO LOCAL PROGRAMMING AND MARKETING AGREEMENT

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

LICENSEE:

YMF MEDIA NEW YORK LLC

By:	/s/ L. Deon Levingston
Name:	L. Deon Levingston
Title:	President and GM

YMF MEDIA NEW YORK LICENSEE LLC

By:	/s/ L. Deon Levingston
Name:	L. Deon Levingston
Title:	President and GM

PROGRAMMER:

EMMIS RADIO LLC

By:	/s/ J. Scott Enright
Name:	J. Scott Enright
Title:	Executive Vice President, General Counsel and Secretary

Schedule A

For the broadcast of the Programs, during the Term, Programmer will pay to Licensee monthly in arrears: (a) until the First Closing Date, the sum of One Million Two Hundred Seventy-Five Thousand Dollars ($1,275,000), and (b) thereafter, the sum of Seven Hundred Thirty-Nine Thousand Five Hundred Dollars ($739,500), each prorated for any partial month, with the first payment due on the 75th day after the Commencement Date or the next business day if such day is not a business day, and succeeding monthly payments due on the same calendar day each month thereafter, provided, however, that all LMA payments due to Licensee under this paragraph which would otherwise be due and payable after the Second Closing Date shall be accelerated and paid at the Second Closing, and to the extent applicable, netted against all payments owing by Guarantor to Programmer or any affiliate of Programmer in respect of the WRKS Earnout, which shall also be accelerated to the Second Closing Date.

In addition, prior to the Commencement Date, Licensee shall submit to Programmer a proposed budget which shall set forth those monthly operating expenses for the Stations that are required to be paid by Licensee under FCC rules and policies, and which shall contain detailed line item categories of expenses, and which shall be subject to Programmer’s review and approval. Any such budget that is approved by Programmer is referred to herein as the “Approved Budget.” During the Term, Programmer will reimburse Licensee monthly in arrears, with the first payment due on the 75th day after the Commencement Date or the next business day if such day is not a business day, and succeeding monthly payments due on the same calendar day each month thereafter, for the reasonable operating expenses of the Stations incurred by Licensee in the ordinary course of business during the prior month for which Licensee has submitted to Programmer a written reimbursement request supported by appropriate documentation of expenses and which do not exceed the amounts set forth in the Approved Budget or the line item amounts set forth therein.